Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Molekule Group, Inc.

(Exact name of Registrant as Specified in its Charter)

Type 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule		Amount Registered (1)		Proposed Maximum Offering Price per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.01 par value per share, reserved for issuance pursuant to the Molekule Group, Inc. 2021 Incentive Award Plan	Other	(2)	5,408,083	(3)	$3.29	(2)	$17,765,552.66	0.00011020	$1,957.76
Total Offering Amounts								$17,765,552.66	0.00011020	$1,957.76
Total Fee Offsets (4)
Net Fee Due										$1,957.76

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, par value $0.01 per share (“Common Stock”), of Molekule Group, Inc. (the “Registrant”) that become issuable under the AeroClean Technologies, Inc. 2021 Incentive Award Plan (the “Incentive Award Plan”) set forth herein as a result of any stock dividend, stock split, recapitalization, or other similar transaction effected without the receipt of consideration that results in an increase to the number of outstanding shares of Common Stock, as applicable.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and (h) under the Securities Act and based upon the average of the high and low prices of the Common Stock as reported on the Nasdaq Capital Market on January 9, 2023.

(3)	The additional 5,408,083 shares of Common Stock represent: (i) 1,500,000 shares of Common Stock approved by the Registrant’s stockholders to be reserved for issuance under the Incentive Award Plan effective May 11, 2022, (ii) 800,000 shares of Common Stock approved by the Registrant’s stockholders to be reserved for issuance under the Incentive Award Plan, effective October 3, 2022, (iii) 309,939 shares of Common Stock reserved for issuance under the Incentive Award Plan effective January 1, 2023 by operation of the “evergreen” provision contained in the Incentive Award Plan and (iv) 2,798,144 shares of Common Stock that represent shares of Molekule, Inc. common stock that were reserved for issuance pursuant to Molekule’s 2015 Stock Plan as adjusted into shares of Common Stock by the exchange ratio in the Merger; such reserve was assumed by the Registrant and may be used to make grants to certain employees and service providers of the Registrant following the Merger without the requirement for stockholder approval in accordance with Nasdaq Rule 5635(c).

(4)	The Registrant does not have any fee offsets.

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